EXHIBIT 4.2

                          AMENDMENT #1
                             TO THE
      SUPER RITE FOODS EMPLOYEE INVESTMENT OPPORTUNITY PLAN

As authorized by Section 10.1 of the Super Rite Foods Employee
Investment Opportunity Plan ("Plan") as amended and restated effective April 1, 1989, the employer, Super Rite Foods, Inc., hereby amends the Plan in the following manner:

FIRST: Sections 2.9 is amended to reflect the change made to Internal Revenue Code ("Code") section 401(a)(17) by the Omnibus Budget Reconciliation Act of 1993. This amendment is made effective as of the plan year beginning on or after January 1, 1994. As amended, the last two paragraphs of Section 2.9 are deleted and replaced by the following:

      For any Plan Year beginning after December 31, 1993, the plan administrator shall take into account only the first $150,000 (or beginning January 1, 1995, such larger amount as the Commissioner of Internal Revenue may prescribe) of any Participant's Compensation for determining all benefits provided under the Plan. For any Plan Year beginning after December 31, 1988 but before January 1, 1994, the plan administrator shall take into account only the first $200,000 (or for plan years after December 31, 1989 but before January 1, 1994, such larger amount as the Commissioner of Internal Revenue may prescribe) of any Participant's Compensation for determining all benefits provided under the Plan. The compensation dollar limitation for a Plan Year shall be the limitation amount in effect on January 1 of the calendar year in which the plan year begins. For any plan year beginning before January 1, 1989, the compensation dollar limitation (but not the family aggregation requirement described in the next paragraph) applies only if the Plan is top-heavy for such Plan Year or operates as a deemed top-heavy plan for such Plan Year. If the Plan should determine Compensation on a period of time that contains fewer than 12 calendar months (such as for a short plan year), the annual compensation dollar limitation shall be an amount equal to the Compensation dollar limitation for the Plan Year multiplied by the ratio obtained by dividing the number of full months in the period by 12.

      The compensation dollar limitation applies to the combined compensation of the employee and of any family member aggregated with the employee under Code Section 414(q)(6) who is either (A) the employee's spouse, or (B) the employee's lineal descendant under the age of 19. If, for a Plan Year, the combined compensation of the employee and such family members who are Participants entitled to an allocation for that Plan Year exceeds the compensation dollar limitation, Compensation for each such Participant, for purposes of the contribution and allocation provisions of Article V, means his adjusted compensation.

      Adjusted compensation is the amount which bears the same ratio to the compensation dollar limitation as the effected Participant's Compensation (without regard to the compensation dollar limitation) bears to the combined compensation of all the effected Participants in the family unit. If the Plan uses permitted disparity, the plan administrator first shall determine the integration level of each effected family member Participant using actual Compensation. The total of the effected Participants' Compensations equal to or less than the applicable integration levels may not exceed the compensation dollar limitation. The combined excess compensation of the effected Participants in the family unit may not exceed the compensation dollar limitation minus the amount determined under the preceding sentence. If the combined excess compensation exceeds this limitation, the plan administrator will prorate the limitation on the excess compensation among the effected participants in the family unit in proportion to each such individual's actual Compensation minus his integration level.

SECOND: Section 2.30 is amended to correctly state the effective date of the amendment and restatement as the effective date for the Tax Reform Act of 1986 with respect to the Plan. As amended,
Section 2.30 shall read as follows:

2.30 "Plan Restatement Date" means April 1, 1989. The Plan is intended to be a profit sharing plan within the meaning of Regulation 1.401(k)-1(a)(1).

THIRD: Section 2.31 is amended to state the effective date as of which the plan year was amended from the twelve-month period commencing on April 1 to the twelve-month period commencing on January 1. As amended, Section 2.31 shall read as follows:

2.31 "Plan Year" means the period from January 1, through December 31, and each twelve-month period commencing on January 1, effective January 1, 1991. Prior to January 1, 1991, Plan Year shall mean the twelve-month period commencing on April 1. A short plan year shall exist from April 1, 1990 through December 31, 1990.

FOURTH: Sections 2.34 and 2.35 are amended to remove the second paragraph of Section 2.35 and to insert said paragraph as the third paragraph of Section 2.34.

FIFTH: Section 4.1 is amended to delete the provisions for participation as of the Restatement Date and to correctly state the eligibility and entry date provisions. As amended, the second paragraph of Section 4.1 shall read as follows:

Each person who is an Eligible Employee may become a Participant on the Entry Date which is the first day of the month next following his completion of one (1) Year of Service.

SIXTH: Section 7.6(e) which permits the in-service distribution of PAYSOP contributions is deleted in its entirety as this was not permitted prior to the amendment and restatement and had not been permitted since that date.

SEVENTH: Section 5.1 is amended to limit the date as of which a salary-reduction agreement may be effective. As amended, Section
5.1 shall have inserted between the first and second paragraph thereof two paragraphs that shall read as follows:

      The Salary-Reduction Agreement shall be effective as of a prospective date as provided in the Agreement. However, in no event shall such Agreement be effective before the adoption of this Salary-Reduction contributions provision under the Plan. A participant electing Salary Reduction Contributions will be deemed to desire to continue at the same rate, unless he notifies the Administrator before the applicable date of his desire to change the amount of Salary-Reduction Contributions in accordance with the Administrator's written procedures. The revised election shall be effective on the applicable date. A Salary-Reduction Contribution may be discontinued at any time upon notice in accordance with the administrative procedures. A participant who has declined or suspended Salary-Reduction Contributions may elect salary reduction as of the January 1 or July 1 following the Administrator's acceptance of the Salary-Reduction Agreement.

      However, if a participant receives a hardship distribution, his right to elect a Salary-Reduction Contribution shall be suspended for 12 months after the receipt of such distribution. Further, the participant may not elect a Salary-Reduction Contribution for his taxable year immediately following the taxable year of the hardship distribution in excess of the applicable limit under Code
      Section 402(g) for such taxable year less the amount of such participant's Salary-Reduction Contributions for the taxable year of the hardship distribution.

              (3)   Conditions - The participant's salary
      reduction election shall apply only to compensation which becomes currently available to the employee after the effective date of the election. The employer shall apply the salary reduction election to all of the participant's compensation (and to increases in compensation), unless the participant's salary reduction election specifies that the election is to be limited to certain compensation.

EIGHTH: Section 5.1(c) is amended to include the allocation formula that failed to appear in the amendment and restatement of the Plan. As amended, Section 5.1(c) shall read as follows:

      (c)     Discretionary Contributions

              Effective on or after January 1, 1987, the Employer may make a contribution (subject to the limitations of this Article V) from Net Profits or from accumulated Net Profits to the Plan at the end of each Plan Year in an amount, which in the opinion of the Employer, is appropriate for such Plan Year.

              Such contributions will be referred to as the Employer's Discretionary Contributions." The Employer's Discretionary Contribution for the Plan Year will be allocated in the same ratio as each Participant's Compensation bears to the total of such Compensation of all Participants.

NINTH: Section 5.1(e) is amended to reference the plan document preceding the amendment and restatement effective April 1, 1989 rather than a previous plan and to correctly state the effective date as of which the PAYSOP was discontinued. As amended,
Section 5.1(e) shall read as follows:

      (e)     PAYSOP Contributions

              Effective on April 1, 1985, a Payroll Credit
              Employee Stock Ownership Plan ("PAYSOP") was established in Article XII of the plan document as in existence before this amendment and restatement to promote Employees' interest in the business endeavors of the Employer.

              Effective for the Plan Year beginning April 1, 1987 and thereafter, Article XII of the plan document as in existence before this amendment and restatement is no longer operative. Contributions made on behalf of Participants pursuant to said Article XII will be referred to as the employer's PAYSOP Contributions."

TENTH: Section 6.3 is amended to provide for quarterly investment changes with respect participant contributions. As amended, the final paragraph of Section 6.3 shall read as follows:

      Subject to the restrictions pertaining to Employer Contributions set forth above, a Participant may change the proportion of any Contribution on any January 1, April 1, July 1, or October 1 made in accordance with Article V that is to be credited to each Investment Subaccount by notifying the Administrator when such change is to become effective. No such changes may be retroactive. Such changed proportion will apply to such Contributions received by the Funding Agent on or after the later of the effective date of such change and the date of receipt of such notification by the Funding Agent, and will remain in effect until any subsequent change is made by the Participant.

ELEVENTH: Effective January 1, 1993, the Plan is amended by relettering Section 7.3(d) as 7.3(e) and by inserting a new
Section 7.3(d) to comply with Internal Revenue Code section 401(a)(31) as added by the Unemployment Compensation Amendments of 1992. As amended, Section 7.3(d) and (e) shall read as follows:

      (d) a rollover distribution. Effective for distributions made on or after January 1, 1993, notwithstanding the optional forms of payment listed above, a distributee may elect, at the time and in the manner prescribed by the Administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

              (1) Eligible Rollover Distribution - An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under ten years or more; any distribution to the extent such distribution is required under Code Section 401(a)(9) and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

              (2)   Eligible Retirement Plan - An eligible
                    retirement plan is an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), an annuity plan described in Code Section 403(a), or a qualified trust described in Code Section 401(a), that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

              (3)   Distributee - A distributee includes an
                    employee or former employee.  In
                    addition, the employee's or former
                    employee's surviving spouse and the
                    employee's or former employee's spouse
                    or former spouse who is the alternate
                    payee under a qualified domestic
                    relations order, as defined in Code
                    Section 414(p), are distributees with
                    regard to the interest of the spouse or
                    former spouse.

              (4)   Direct Rollover - A direct rollover is
                    a payment by the plan to the eligible
                    retirement plan specified by the
                    distributee.

      (e)     a combination of any or all of a, b, c, or d.

TWELFTH: Section 7.6(b) is amended to suspend the right to elect salary-reduction contributions if a hardship distribution is received. As amended, the second to the last paragraph of
Section 7.6(b) shall read as follows:

      In the event of such hardship withdrawal, the Participant may continue his participation in the Plan without interruption. However, if a Participant receives a hardship distribution, his right to elect a Salary-Reduction Contribution under this Plan and any other plan sponsored by the Employer shall be suspended for 12 months after the receipt of such distribution. Further, the Participant may not elect a Salary-Reduction Contribution for his taxable year immediately following the taxable year of the hardship distribution in excess of the applicable limit under Code section 402(g) for such taxable year less the amount of such Participant's Salary-Reduction Contribution for the taxable year of the hardship distribution.

THIRTEENTH: Section 7.8 is amended by deleting the current language and inserting a new provision that more fully describes the participant loan program. As amended, Section 7.8 shall read as follows:

7.8   Loans

      (a)     Terms and Conditions

              The Plan will provide loans to Participants in accordance with the conditions and restrictions set forth below.

              (1) Application and Approval - A Participant may file a written application with the Administrator for a loan of a stated amount and term and for a stated purpose.

                    The application shall be consented to by the participant's spouse, and the spousal consent shall be witnessed by a plan representative or notary public. Such spousal consent will not be required if the loan amount is not in excess of $3,500 or if, with respect to the participant, this plan is not a direct or indirect transferee of a defined benefit plan, money purchase pension plan (including a target benefit plan), or a stock bonus or profit sharing plan which would otherwise have provided for a qualified joint and survivor life annuity as the normal form of distribution payment to the participant. If spousal consent is required hereunder, it shall be obtained in compliance with and have the effect described under Section 7.4 Qualified Election.

                    All loans shall be subject to the approval of the Administrator. Loans shall be available to all Participants on a reasonably equivalent and non-discriminatory basis. In considering a loan, the Administrator may take into account the availability of cash in the fund. No loans shall be made to any owner-employee or to any shareholder-employee (within the meaning of Code Section 1379(b)).

                    On or after July 1, 1991, only two (2)
                    outstanding loans at a time shall be
                    permitted for each Participant taking a loan.

                    An assignment or pledge of any portion of the Participant's interest in the Plan and a loan, pledge, or assignment with respect to any insurance contract purchased under the Plan, shall be treated as a Participant loan under this paragraph.

              (2)   Amount - No loan shall exceed the
                    Participant's current vested accrued benefit.

                    Further no loan to any Participant may be made to the extent that such loan, when added to the outstanding balance of all other loans to the Participant, would exceed the lesser of:

                    (A)  $50,000, reduced by the excess (if any)
                         of -

                         (i)  the highest outstanding balance of
                              loans from the Plan during the one-
                              year period ending on the day
                              before the date on which such loan
                              is made, over

                         (ii) the outstanding balance of loans
                              from the Plan on the date on which
                              such loan is made; or

      (B) One-half the present value of the nonforfeitable accrued benefit of the Participant which is credited to his accounts.

      For the purpose of the above limitation, all loans from all plans of the Employer and other members of a group of employers described in Code Sections 414(b), 414(c), and 414(m) shall be aggregated. The amount of the loan may not be less than the minimum loan amount which may be established by the Administrator for the Plan on a uniform and non-discriminatory basis. Such minimum loan amount shall not exceed $1,000. Loans shall not be made available to highly compensated employees, (as defined in Code
      Section 414(q)) in an amount greater than the amount made available to other employees, except to the extent that the then vested account balances may be greater.

(3) Term - The period of repayment for any loan shall be arrived at by mutual agreement between the Administrator and the Participant; provided that any such loan will by its terms require repayment within five years unless such loan is used to acquire or construct a dwelling unit which within a reasonable time (determined at the time the loan is made) will be used as the principal residence of the participant or a member of the family of the participant. Repayment shall, in any event, be made before the participant's normal retirement age, and the loan shall not be renewable. The loan shall require substantially level payments of principal and interest not less frequently than quarterly.

(4) Interest Rate - Each loan shall bear reasonable interest at a fixed rate to be determined by the Administrator. The Administrator shall not discriminate among Participants in the matter of interest rates; but loans granted at different times may bear different interest rates if, in the opinion of the Administrator, the differences in rates are justified by general economic conditions. The Administrator shall determine the interest rate by using the prime rate plus 1%. The rate shall be set not less frequently than at the beginning of each calendar quarter for all loans approved during that period.

(5) Security - Each loan shall be evidenced by the borrowing Participant's promissory note, in the amount of loan, plus interest, payable to the order of the Plan. Also, each loan shall be adequately secured by the Participant's assignment to the Plan of all of the right, title or interest in and to the fund upon to the amount of the outstanding loan balance.

      Default on the note shall be treated as a distributable event under this Plan subject to the restrictions below. In the event of default, foreclosure on the note and attachment of security shall not occur until after the earlier of a distribution made under this Article VII or the elapse of 3 month(s) without the default being cured and in any case not later than the date which is the fifth anniversary of the making of the loan. However, to the extent the loan is attributable to the Participant's Salary-Reduction Contributions Account, the Participant's Voluntary Contributions Account, the Employer's Qualified Matching Contributions Account (if any) or the Employer's Qualified Non-Elective Contributions Account (if any), attachment of security shall not occur until the Participant separates from service or attains age 59 1/2. If any amount of principal or interest is outstanding to any Participant at a time when distribution of benefits is to be made, then such loan, including accrued interest thereon, shall be treated as a partial distribution of the total benefit payable to such Participant or former participant, and the note canceled. In such an event, the Participant's vested accrued benefit under the applicable accounts shall be reduced pro rata.

      (b)     Participant Loan Sub-Accounts

              In the case of a Participant who has been granted a loan hereunder, the Administrator shall establish a Participant Loan Sub-Account for the Participant in an amount equal to the initial principal amount of the loan. Interest and principal payments made by a Participant during a Plan Year shall be deposited in the Participant Loan Sub-Account. As of the last day of each Plan Year, all accumulated amounts shall be transferred out of said sub-account and invested under the Plan's specified investment provisions. Any additional fees or charges or taxes incurred with respect to the administration of Participant Loan Sub-Account may be charged to such Participant's account, or such fee may be paid by the Employer.

FOURTEENTH: Section 9.1(c) is amended to provide for a current distribution to an alternate payee under qualified domestic relations order. As amended, the following paragraph shall be inserted at the conclusion of Section 9.1(c):

              This Plan specifically permits distribution to an alternate payee under a qualified domestic relations order at any time, irrespective of whether the Participant has attained his earliest retirement age (as defined under Code section 414(p)) under the Plan. A distribution to an alternate payee prior to the Participant's attainment of earliest retirement age is available only if: (1) the order specifies distribution at that time or permits an agreement between the Plan and the alternate payee to authorize an earlier distribution; and (2) if the present value of the alternate payee's benefits under the Plan exceeds $3,500, and the order requires, the alternate payee consents to any distribution occurring prior to the Participant's attainment of earliest retirement age.

FIFTEENTH: Section 9.11 is amended to permit the return of an employer contribution to the employer if such contribution cannot be deducted under Code section 404. As amended, Section 9.11 shall be retitled "Mistaken Contributions" and shall contain a subsection (c) to read as follows:

      (c) In the event the deduction of a contribution made by the Employer is disallowed under Code Section 404, such contribution (to the extent disallowed) must be returned to the Employer within one year of the disallowance of the deduction.

SIXTEENTH: Section 9.12 is amended by altering the final sentence of that provision so that such section shall not imply that employer reimbursements of the trust fund will not be considered employer contributions for purposes of Code section
404. Further such section is amended to provide for the allocation of the reimbursement. As amended, the final sentence of Section 9.12 shall read as follows:

      Any administration expense paid to the Trust Fund as reimbursement will not be considered an Employer
      Contribution for purposes of allocation, but shall be allocated among the Accounts based on allocation of the expenses being reimbursed.

SEVENTEENTH: Section 10.1 is amended to provide the agent authorized by the Employer to terminate or amend the Plan. As amended, the following sentence shall be inserted as the second sentence of the first paragraph of Section 10.1.

      The termination or amendment of this Plan shall be in writing, authorized by the Board of Directors of the Employer, and executed by the officer designated in such authorization.

EIGHTEENTH: Section 11.3(b) is amended to delete the reference to the first $200,000 of the Key Employee's Earnings and to insert language that coordinates this compensation limit with the amendments to Internal Revenue Code section 401(a)(17). Further, a sentence is inserted to address the treatment of Salary-Reduction Contributions made by Key Employees for this purpose. As amended, the first paragraph of Section 11.3(b) shall read as follows:

      (b) Section 5.1: Except as otherwise provided below, Employer Contributions made on behalf of any Participant* who is a Non-Key Employee will not be less than the lesser of 3% of such Participant's Top-Heavy Compensation, or in the case where the Employer has no defined benefit plan which designates this Plan to satisfy Code section 401, the largest percentage of Employer Contributions, as a percentage of the Key Employee's Earnings which may be taken into account under Section 2.9, made on behalf of any Key Employee for that year. For this purpose, amounts contributed to the Key Employee's Participant Salary-Reduction
              Contributions Account shall be included as contributions made on his behalf for that year.
              The minimum Employer Contribution is determined without regard to any Social Security contribution.

NINETEENTH: Section 11.4 is amended to provide that in the event that the Plan's Top-Heavy Required Aggregation Group is top-heavy, a Plan participant who is also cover by Super Rite Foods, Inc. Pension Plan will receive his required minimum benefit under the pension plan. As amended, Section 11.4 shall read as follows:

11.4  Coordination with Defined Benefit Plan:

      In any Plan Year in which this Plan is top-heavy when aggregated with the Super Rite Foods, Inc. Pension
      Plan which the Employer also sponsors, the top-heavy minimum benefit requirement shall be met under such other sponsored plan. If a Participant only participates in this Plan, the top-heavy minimum benefit shall first be met by any allocation to the Employer Qualified Non-Elective Contribution Account for the Plan Year. Then, the contributions and forfeitures allocable to the Employer Discretionary
      Contribution Account shall e increased if necessary for compliance. The total of the contributions and forfeitures allocated to such accounts for such a Participant shall not be less than an amount equal to 3% of his Compensation.

TWENTIETH: Section 12.2 is amended to address this investment of the Employer Discretionary Contributions Account and the Employer Matching Contributions Account and to authorize the Trustee to invest more than ten percent of the trust fund in employer stock.

As amended, Section 12.2 shall contain a new subsection (c) that shall read as follows:

      (c) Effective on and after July 1,1991, contributions allocated to a Participant's Employer Discretionary Contributions Account shall be invested in employer stock. Effective on and after May 15, 1992, contributions allocated to a Participant's Employer Matching Contributions Account shall also be invested in employer stock. It is specifically intended that this Plan qualify and operate as an eligible individual account plan as defined in ERISA Section 407(d)(3). As such, and without limiting the generality of the foregoing, the Trustee is specifically authorized to:

              (1) acquire, hold, sell, and distribute employer stock.

              (2) invest in employer stock and not limit its holdings of such stock to ten percent of trust assets but may invest up to fifty percent of Trust Fund in employer stock without regard to any Plan requirement to diversify investments as permitted under ERISA Section 404(a)(2).

              (3)   acquire or sell employer stock in a
                    transaction with a disqualified person or a party in interest (as those terms are defined in ERISA and the Code) provided that no commission is charged and the transaction is for adequate consideration.

      In the event that the investment of an allocation to such accounts would cause more than fifty percent of the Trust Fund to be invested in employer stock, the Trustee shall not acquire additional employer stock and shall invest the allocation under the general provisions of Section 12.3.

TWENTY-FIRST: In order to direct the trustees to comply with ERISA section 404(c), a new Section 12.9 is inserted. Section
12.9 shall read as follows:

12.9  Compliance with ERISA Section 404(c)

      (a) This Plan is intended to provide an opportunity for a Participant or beneficiary (including an alternate payee) to exercise control over the assets in his individual account and to choose from a broad range of diversified investment alternatives the manner in which all or some of the assets in his account are invested.

      (b) A Participant (or beneficiary) may elect to have his accounts invested in such combination of three or more investment funds as may be established by the Trustee and made available for the benefit of Participants. A Participant's investment election shall not apply to any portion of any account that may be invested in a Participant loan sub-account. The investment results shall be allocated to the Participant's accounts based upon earnings and losses on the Participant's share in such investment fund or funds.

      (c) A Participant investment election shall be made in accordance with the written procedures of the Plan Administrator as provided by the Administrator. Such procedures shall be reasonable and shall be provided to all persons with the right to make investment elections under the Plan. The procedures shall permit investment instructions to be given and to be effective on a frequency that is appropriate to the reasonably expected market volatility of the investment from which or to which a transfer is being made. With respect to at least three investment alternatives which are intended to qualify as core investments meeting the broad range requirements of Regulation section 2,550.404c-1(b)(3), the Administrator shall permit at least quarterly instructions. Further, the Administrator shall adopt procedures that comply with either paragraph (1) or paragraph (2).

              (1)   Transfers into a least one of the core
                    investment alternatives shall be permitted on a frequency basis that matches the frequency of investment instructions permitted with respect to any non-core investment alternative allowing instructions more often than quarterly.

              (2) Transfers into an income producing, low risk, liquid fund, subfund or account for the temporary holding of proceeds from investments shall be permitted until the next opportunity to transfer investments into one of the core investment alternatives.

              In addition, if the Plan provides an Employer security alternative, the procedures shall permit transfers from the Employer security alternative either to all core investments at least as frequently as instructions may be given for the Employer security alternative or to a temporary holding account as described in (2).

              An election may be revoked only by another election and will remain in effect until such revocation.
              If no initial election is timely received by the Plan Administrator, the Plan Administrator shall invest the account in a fund designated for such purpose.

      (d) The Employer shall continue to bear responsibility for the prudent selection of investment vehicles offered to Participants and for the proper monitoring of the performance of those vehicles. The Employer shall provide for at least three core investment alternatives that together meet the regulatory requirements for a broad range of investment alternatives. Such investments shall offer the Participant or beneficiary a reasonable opportunity to (1) materially affect both the potential return on the assets subject to his control and the degree of risk to which those assets are subject; (2) diversify his investment so as to minimize the risk of large losses, considering the nature of the Plan and the size of Participants' accounts; and (3) choose from at least three diversified categories of investments. Each such investment shall be diversified and shall have materially different risk and return characteristics from the other core alternatives. Together such investments shall permit the Participant to design a portfolio with appropriate risk and return characteristics for the Participant's financial and personal circumstances.

              Further, such investments when taken together shall tend to minimize through diversification the overall risk at any given level of respected return.

              In the case of a sale, exchange, or leasing of property between the Plan and a Plan fiduciary or an affiliate of such a fiduciary, or a loan to a Plan fiduciary or an affiliate of such a fiduciary, the Participant directing the investment transfer shall pay no more than, or receive no less than, adequate consideration as defined in ERISA Section 3(18).

      (e) The Plan Administrator or a person designated by the Administrator shall provide investment information to the extent and as required by Regulation section 2550.404c-1(b)(2). However, the
              Administrator will not provide any investment advice to any Participant or beneficiary.

      (f) The Plan Administrator or its designee and the Trustee are required to comply with the investment instructions of a Participant or beneficiary; however, they shall decline to implement an investment instruction if the requested investment would result in one of the following:

              (1)   A prohibited transaction described in ERISA
                    Section 406 or Code Section 4975.

              (2)   Taxable income to the trust.

              (3)   A violation of the terms of the Plan.

              (4) The maintenance of the indica of ownership of Plan assets outside the jurisdiction of the United States district courts in a manner not authorized by regulations.

              (5)   Jeopardizing the Plan's tax-qualified status.

              (6)   A loss in excess of the requesting
                    individual's account balance.

              (7) A direct or indirect transaction between the Plan and the Plan sponsor that does not constitute a permitted acquisition or disposition of an interest in a fund, subfund or portfolio managed by a Plan sponsor or an affiliate of the sponsor or of Employer securities.

              (8) A direct or indirect loan to a Plan sponsor or any affiliate of the sponsor.


              (9) A direct or indirect acquisition or sale of any Employer real property as defined in ERISA Section 407(d)(2).

              (10) The acquisition of a collectible as defined in Code Section 408(m).

              (11)  The acquisition or sale of any Employer
                    security except to the extent that such
                    security is:

                    (1)  A qualifying Employer security as
                         defined in ERISA Section 407(d)(5);

                    (2)  Publicly traded on a national exchange
                         or other generally recognized market;

                    (3)  Traded with sufficient frequency and in
                         sufficient volume to assure that
                         Participant directions to buy or sell
                         the security may be acted upon promptly
                         and efficiently; and

                    (4)  Subject to the requirements of Section
                         12.9(g).

                    In addition, the Plan Administrator shall not accept an investment instruction if the Participant or beneficiary giving the instruction is known to the Administrator to be legally incompetent.

      (g) The Plan Administrator shall adopt reasonable procedures with regard to the Employer security alternative that shall provide for confidentiality with respect to purchase, holding, sale, tender and similar rights. The Administrator shall appoint a fiduciary (which may be itself) to be responsible for monitoring compliance with the procedures. Further, the Administrator shall appoint an independent fiduciary to monitor compliance with the procedures in the event that a situation arises where the potential for undue Employer influence upon Participants and beneficiaries may exist in the exercise of shareholder rights. Participants shall be provided upon request with material, non-public facts regarding the investment, unless the disclosure would violate any provision of federal or state law not preempted by ERISA.

TWENTY-SECOND: If not otherwise provided, these amendments are made effective as of April 1, 1989.

TWENTY-THIRD: All other provisions of the Plan remain in full force and effect.

Executed this 28th day of December, 1994.


SUPER RITE FOODS, INC.


By: /s/ William Schantzenbach

Title: Vice President - Finance



By: /s/ William Schantzenbach       By: _________________________
    Trustee                             Trustee


By: /s/ John J. Harrison            By: _________________________
    Trustee                             Trustee